乾中律师事务所
CHAMZON LAW FIRM

5/F, Annex Building of Renaissance Beijing Capital Hotel
Chaoyang District
Beijing

June 10, 2020

Bon Natural Life Limited
c/o Sertus Incorporations (Cayman) Limited
23 Lime Tree Bay Avenue
Grand Cayman, KY1-1104
Cayman Islands

Re: Legal Opinion on Certain PRC Legal Matters

We are qualified lawyers of the People's Republic of China (the "**PRC**", for purposes of this legal Opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan), and are qualified to issue this legal opinion on the laws and regulations of the PRC (this "**Opinion**").

We are acting as the PRC counsel to Bon Natural Life Limited (the "**Company**"), a company incorporated under the laws of Cayman Islands, in connection with (A) the Company's registration statement on Form F-1 including all amendments or supplements thereto (the "**Registration Statement**") to be filed with the Securities and Exchange Commission (the "**SEC**") under the U.S. Securities Act of 1933, as amended, relating to the initial public offering (the "**Offering**") by the Company of its Ordinary Shares (the "**Ordinary Shares**"), each representing a certain number of Ordinary Shares of par value US$ 0.0001 per share of the Company, and (B) listing of the Company's Ordinary Shares on the Nasdaq Capital Market (the "**Nasdaq**"). We have been requested to give this Opinion as to the matters set forth below.

A. Definitions

As used herein, the following terms are defined as follows:

App-Chem	means Xi'an App-Chem Bio (Tech) Co., Lt (in Chinese "西安天美生物科技股份有限公司")
Governmental Authorizations	means all approvals, consents, waivers, sanctions, certificates, authorizations, filings, registrations, exemptions, permissions, annual inspections, qualifications, permits and licenses required by any PRC Authorities pursuant to any PRC Laws
M&A Rules	means the Rules on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors jointly promulgated by the Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration of Industry and Commerce, China Securities Regulatory Commission (the "**CSRC**") and the State Administration of Foreign Exchange of the PRC on

	August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.
PRC Authorities	means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or anybody exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC
PRC Group Entities	means App-Chem and WFOE (each a "PRC Group Entity", collectively "PRC Group Entities")
PRC Laws	means any and all officially published laws, regulations, statutes, rules, decrees, notices, and supreme court's judicial interpretations currently in force and publicly available in the PRC as of the date hereof.
Prospectus	means the prospectus, including all amendments or supplements thereto, that forms part of the Registration Statement.
VIE Agreements	means the contracts and agreements set forth in Appendix I hereto;
WFOE	means Xi'an Cell and Molecule Information Technology Co., Ltd. (in Chinese "西安赛美科信息科技有限公司")

B. PRC Laws

This Opinion is rendered on the basis of the PRC laws, regulations, rules, orders, decrees, guidelines or notices effective and publicly available as of the date hereof and there is no assurance that any PRC Laws will not be changed, amended or replaced in the future with or without retrospective effect.

We do not purport to be an expert on or to be generally familiar with or qualified to express legal opinions based on any laws other than the PRC Laws. Accordingly, we express or imply no opinion directly or indirectly on the laws of any jurisdiction other than the PRC.

C. Documents and Assumptions

For the purpose of giving this Opinion, we have examined the Registration Statement, the originals or copies of documents provided to us by the Company, the WFOE and App-Chem, and such other documents, corporate records, certificates, Governmental Authorizations and other instruments as we have deemed necessary or advisable for the purpose of rendering this Opinion, including, without limitation, originals or copies of the agreements listed in Appendix I hereof and the certificates issued by the PRC Authorities and officers of the Company (collectively, the "**Documents**").

For the purpose of this Opinion we have assumed:

(a) the genuineness of all signatures, seals and chops;

(b) the authenticity of the Documents submitted to us as originals, the conformity with the originals of the Documents provided to us as copies and the authenticity of such originals;

(c) the truthfulness, accuracy, fairness and completeness of the Documents and the factual statements contained in the Documents, and the Documents and factual statements contained therein is non-misleading;

(d) that all information (including factual statements) provided to us by the Company, the PRC Group Entities in response to our enquiries for the purpose of this Opinion is true, accurate, complete and not misleading, and that the Company, the PRC Group Entities have not withheld anything that, if disclosed to us, would reasonably cause us to alter this opinion in whole or in part;

(e) that there has been no change in the information contained in the latest records of the Company and each of the PRC Group Entities, respectively, under the PRC Authorities made up to the issuance of this Opinion;

(f) that each party other than PRC Group Entities is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation.

(g) that all parties other than the PRC Group Entities have the requisite power and authority to enter into, execute, deliver and perform all the Documents to which they are parties and have duly executed, delivered, performed, and will duly perform their obligations under all the Documents to which they are parties;

(h) the documents containing resolutions of directors and shareholders, respectively, or extracts of minutes of meetings of the directors and meetings of the shareholders, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of shareholders, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(i) that all Governmental Authorizations and other official statement or documentation were obtained from competent PRC Authorities by lawful means; and

(j) insofar as any obligation under the Documents is to be performed in any jurisdiction outside PRC, its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction.

Without prejudice to the foregoing, we have also made due inquiries as to other facts and questions of law as we have deemed necessary in order to render this Opinion. Where certain facts were not independently established by us, we have relied upon certificates or statements issued or made by competent national, provincial or local governmental regulatory or administrative authority, agency or commission in the PRC having jurisdiction over the relevant PRC Group Entities, the Company and appropriate representatives of the Company.

D. Opinions

Based upon and subject to the foregoing descriptions, assumptions and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

(a) Each of the PRC Group Entities has been duly incorporated and validly exists as a company with limited liability and enterprise legal person status under the PRC Laws. According to applicable PRC Laws, the registered capital only needs to be subscribed when registered at the competent PRC Authorities, and shall be fully paid before the date as specified in articles of association. To the best of our knowledge after due and reasonable inquiries, the registered capital of App-Chem has been fully paid in accordance with its articles of association and applicable PRC Laws. The registered capital of WFOE has not been fully paid, which does not violate its articles of association and applicable PRC Laws. All the equity interest in the registered capital of each of the PRC Group Entities is owned by its shareholders. The current articles of association and the business license of each of the PRC Group Entities complies with applicable PRC Laws and are in full force and effect;

(b) To the best of our knowledge after due inquiries, none of the PRC Group Entities has taken any action nor have any steps been taken or legal or administrative proceedings been commenced or threatened for the winding up, dissolution, bankruptcy or liquidation, or for the appointment of a liquidation committee of any of the PRC Group Entities, or for the suspension, withdrawal, revocation or cancellation of any of the business licenses of the PRC Group Entities;

(c) The corporate structure of the PRC Group Entities as described in the Prospectus is in compliance with applicable regulatory requirements set forth in the PRC Laws;

(d) To the best of our knowledge after due and reasonable inquiries as of the date of this Opinion, there are no legal, governmental, administrative or arbitrative proceedings, actions, initiatives, decisions, rulings, demands or orders before any competent court or arbitration body of the PRC or before or by any competent PRC Authorities pending or threatened against, or involving the business or assets of any PRC Group Entity;

(e) Appendix I sets forth a true, complete and correct list of all the current VIE Agreements by and between App-Chem, WFOE, and the shareholders of App-Chem. Each of the VIE Agreements has been duly authorized, executed and delivered by the parties thereto, each PRC Group Entity or PRC individual has the power and capacity (corporate or otherwise) to enter into and to perform its obligations under such VIE Agreements; each of the VIE Agreements constitutes a legal, valid and binding obligation of the parties thereto, enforceable against such parties in accordance with its terms and does not violate any requirements of the applicable PRC Laws. Except as disclosed in the Registration Statement, no further Governmental Authorizations are required under the applicable PRC Laws in connection with the VIE Agreements or the performance of the terms thereof. The determination that the Company is the primary beneficiary of the VIE Agreements, and the consolidation of the financial results of the PRC Group Entities with the Company, are not contrary to the restrictions placed on foreign ownership and investments in the PRC. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws, rules, regulations, statutes, orders, decrees, notices, circulars, judicial interpretations and other legislations, and there can be no assurance that the PRC Authorities will not take a view that is contrary to or otherwise different from our opinion stated above;

(f) The Company has duly completed all relevant Governmental Authorizations required under the applicable PRC laws, regulations or rules concerning foreign exchange; Except as disclosed in the Registration Statement, the shareholders of the Company who are PRC citizens and residents, have duly completed all relevant Governmental Authorizations required under applicable PRC laws, regulations or rules concerning foreign exchange;

(g) On August 8, 2006, the PRC Ministry of Commerce, the State Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, CSRC and the State Administration of Foreign Exchange jointly promulgated the M&A Rules;

The M&A Rules require offshore special purpose vehicles formed for overseas listing purposes through acquisitions of PRC domestic companies and controlled directly or indirectly by PRC companies or individuals to obtain the approval of the CSRC prior to publicly listing their securities on an overseas stock exchange. We are of the opinion that the Company is not a special purpose vehicle formed for the purpose of acquiring domestic companies that are controlled by its PRC individual shareholders because (i) the WFOE established by means of direct investment rather than by merger with or acquisition of any PRC domestic companies as defined under the M&A Rules; and (ii) there is no statutory provision that clearly classifies the contractual arrangements among the WFOE and App-Chem and their respective shareholders under the VIE Agreements as transactions regulated by the M&A Rules. Therefore the requirement of the M&A Rules is not applicable to the Company and the Company is not required to submit an application to CSRC for the approval of its initial public offering and the listing and trading of the Ordinary Shares on the Nasdaq;

However, uncertainties still exist as to how the M&A Rules will be interpreted and implemented and our opinion stated above is subject to any new laws, rules and regulations or detailed implementations and interpretations in any form relating to the M&A Rules;

(h) PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other form of reciprocity with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether and on what basis a PRC court would recognize and enforce a judgment rendered by a court in the United States or the Cayman Islands;

(i) All statements set forth in the Prospectus under the captions "Corporate History and Structure," "Risk Factors," "Enforceability of Civil Liabilities" , "Organizational Structure," "Regulation," and "People's Republic of China Taxation" in each case insofar as such statements describe or summarize PRC legal or regulatory matters, or documents, agreements or proceedings governed by PRC Laws, are true and accurate in all material aspects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in all material aspects.

E. Certain Limitations and Qualifications

(a) This Opinion is limited to matters of the PRC Law in effect on the date of this Opinion;

(b) We have not investigated and do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction;

(c) This Opinion is subject to the effects of (i) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, national security, good faith and fair dealing, applicable statutes of limitation, and the limitations of bankruptcy, insolvency, reorganization or similar laws affecting the enforcement of creditor's rights generally; (ii) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable or fraudulent; (iii) judicial discretion with respect to the availability of injunctive relief, the calculation of damages, and any entitlement to attorneys' fees and other costs; and (iv) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in connection with the interpretation, implementation and application of relevant PRC Laws;

(d) This Opinion is given for the benefit of the persons to whom it is addressed upon the request by, and in its capacity as PRC legal counsel to, the Company;

(e) This Opinion is intended to be used in the context which is specifically referred to herein and each paragraph should be considered as a whole and no part should be extracted and referred to independently;

(f) This Opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

We hereby consent to the quotation or summarization of this Opinion in, and the filing hereof, as an exhibit to the Registration Statement, and to the use of our firm's name under the captions "Risk Factors", "Enforceability of Civil Liabilities", "Corporate History and Structure", "Regulation" "People's Republic of China Taxation" in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of the persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,
/s/ Chamzon Law Firm

Appendix I

VIE Agreements

1. Proxy Agreement and Power of Attorney dated May 28, 2020, by and between App-Chem, the shareholders of App-Chem and Xi'an Cell and Molecule Information Technology Co., Ltd. ("Xi'an Cell and Molecule").

2. Shares Pledge Agreement dated May 28, 2020, by and between Xi'an Cell and Molecule, App-Chem and the shareholders of App-Chem.

3. Loan Agreement dated May 28, 2020, by and between Xi'an Cell and Molecule and the shareholders of App-Chem.

4. Exclusive Option Agreement dated May 28, 2020, by and between Xi'an Cell and Molecule, App-Chem and the shareholders of App-Chem.

5. Exclusive Services Agreement dated May 28, 2020 by and between Xi'an Cell and Molecule and App-Chem.

6. Spousal Consents executed May 28, 2020 by each of the spouses of the shareholders of App-Chem.

7. Supplemental Shares Pledge Agreement dated June 10, 2020 by and between Xi'an Cell and Molecule, App-Chem and the shareholders of App-Chem.